Exhibit 5

Phone: 216.621.0150
Fax: 216.241.2824
www.hahnlaw.com

June 21, 2005

First Union Real Estate Equity and Mortgage Investments

7 Bulfinch Place

Suite 500

Boston, MA 02114

Ladies and Gentlemen:

Solely for the purpose of this opinion letter, the undersigned has acted as special Ohio counsel to First Union Real Estate Equity and Mortgage Investments (the “Trust”).  This opinion letter (the “Opinion”) is furnished to you in connection with a Registration Statement on Form S-3 of the Trust to be filed on or about June 20, 2005 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the offering by the Trust from time to time of up to $282,130,003.00 aggregate offering price of: (i) common shares of beneficial interest, par value $1.00 per share (the “Common Shares”), (ii) preferred shares of beneficial interest (the “Preferred Shares”), including Preferred Shares that are convertible into Common Shares; (iii) debt securities (the “Debt Securities”), including Debt Securities that are convertible into Common Shares and/or Preferred Shares; and (iv) shares of common stock sold as a result of the exercise of piggyback registration rights relating to the conversion of Preferred Shares under a prior offering for certain shareholders listed on Exhibit A hereto. The Debt Securities, the Common Shares, and the Preferred Shares are collectively referred to as the “Securities.” The Registration Statement provides that the Securities may be offered separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.

In our capacity as special Ohio counsel to the Trust, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)  The Amended and Restated Declaration of Trust of the Trust dated as of March 6, 2001, as amended (the “Declaration of Trust”).

(b)  The By-Laws of the Trust (“By-Laws”), as amended and restated as of December 31, 2003.

(c)  The draft of the Registration Statement dated as of June 20, 2005.

(d)  The draft of the Form of Indenture for Debt Securities attached as an exhibit to the Registration Statement.

(e)  The resolutions of the Board of Trustees of the Trust dated as of June 3, 2005, relating to the authorization of the Registration Statement.

(f)  Certificate of Full Force and Effect for the Trust, dated as of June 8, 2005, issued by the Secretary of State of Ohio (“OSS”).

(g)  Certificate from an officer of the Trust, dated the date hereof (the “Certificate”), as to certain factual matters.

(h)  Such other documents as we have deemed material to the opinion set forth below.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with original documents of documents submitted to us as certified or photostatic copies (and the authenticity of the originals of such copies) and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Trust (and for purposes of the documents referred to below to be executed by parties other than the Trust), we have assumed that such parties were duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and  had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to all questions of fact material to this Opinion, we have relied upon the Certificate and have not independently verified the matters stated therein.

We further have assumed that:

(a)  The issuance, sale, amount, and terms of the Securities to be offered from time to time by the Trust will be authorized and determined by proper action of the Board of Trustees (or where permitted, a committee of the Board of Trustees) of the Trust (each, a “Board Action”) in accordance with the Declaration of Trust, the By-Laws and Applicable Laws, in each case so as not to result in a default under or breach of any agreement or instrument binding upon the Trust and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Trust.

(b)  Any Debt Securities will be issued under a valid and legally binding indenture (an “Indenture”) that conforms to the description thereof set forth in the Prospectus Supplement and will comply with the Declaration of Trust, the By-Laws and Applicable Laws.

(c)  To the extent that the obligations of the Trust under any Debt Securities or related Indenture may be dependent upon such matters, the financial institution to be identified in such Indenture as Trustee (the “Trustee”) will be duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; the Trustee will be duly qualified to engage in the activities contemplated by such Indenture; such Indenture will have been duly authorized, executed, and delivered by the Trustee and will constitute the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; the Trustee will be in compliance, generally, with respect to acting as Trustee under such Indenture, with Applicable Laws and regulations; and the Trustee will have the requisite organizational and legal power and authority to perform its obligations under such Indenture.

(d)  Appropriate debentures, notes, and/or other evidences of indebtedness evidencing the Debt Securities will be executed and authenticated in accordance with the Indenture, will be delivered upon the issuance and sale of the Debt Securities, and will comply with the Indenture, the Declaration of Trust, the By-Laws and Applicable Laws.

(e)  Prior to the issuance of any of the Preferred Shares or the Common Shares, there will exist, under the Declaration of Trust, the requisite number of authorized but unissued Preferred Shares (and securities of any class into which any of the Preferred Shares or Debt Securities may be convertible) or unissued Common Shares, as the case may be, and that all actions necessary to the creation of any such Preferred Shares (and securities of any class into which any of the Preferred Shares or Debt Securities may be convertible) or such Common Shares, whether by amendment of the Declaration of Trust or otherwise, will have been taken.

(f)  For the Preferred Shares or the Common Shares represented by certificates, appropriate certificates representing the Preferred Shares or the Common Shares will be executed and delivered upon issuance and sale of any such Preferred Shares or such Common Shares, as the case may be, and will comply with the Declaration of Trust, the By-Laws, and Applicable Laws. For the Preferred Shares or the Common Shares not represented by certificates, appropriate written statements will be prepared and delivered upon issuance and sale of any such Preferred Shares or such Common Shares, as the case may be, and will comply with the Declaration of Trust, the By-Laws and Applicable Laws.

(g)  The underwriting or other agreements for offerings of the Securities (each, an “Underwriting Agreement,” and collectively, the “Underwriting Agreements”), if any, will be valid and legally binding contracts that conform to the description thereof set forth in the applicable Prospectus Supplement.

Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations below, and having regard for such legal considerations as we deemed necessary or appropriate to the rendering of the Opinion, we are of the opinion and advise you that:

(1)  When a series of the Debt Securities has been duly authorized and established in accordance with the applicable Board Action, the terms of the Indenture, the Declaration of Trust, the By-Laws and Applicable Laws and, upon execution or issuance, and delivery of the Debt Securities against payment therefor in accordance with the terms and provisions of such Board Action, the Indenture, the Registration Statement (as declared effective under the Act), the Prospectus, the applicable Prospectus Supplement, and, if applicable, an Underwriting Agreement, the Debt Securities will constitute valid and legally binding obligations of the Trust.

(2)  Upon due authorization by Board Action of an issuance of Common Shares, and upon issuance and delivery of certificates (in the case of certificated shares) or written statements (in the case of uncertificated shares) for such Common Shares against payment therefor in accordance with the terms and provisions of such Board Action, the Registration Statement (as declared effective under the Act), the Prospectus, or the applicable Prospectus Supplement and, if applicable, an Underwriting Agreement, or upon issuance and delivery of certificates for the Common Shares pursuant to the conversion of one or more series of Debt Securities or the Preferred Shares convertible into the Common Shares, the Common Shares represented by such certificates (or the subject of such written statements) will be duly authorized, validly issued, fully paid and non-assessable.

(3)  When a series of the Preferred Shares (and securities of any class into which any of the Preferred Shares may be convertible) has been duly authorized and established in accordance with the applicable Board Action, the terms of the Declaration of Trust, the By-Laws and Applicable Laws, and, upon issuance and delivery of certificates (in the case of certificated shares) or written statements (in the case of uncertificated shares) for shares of such series of the Preferred Shares against payment therefor in accordance with the terms and provisions of such Board Action, the Registration Statement (as declared effective under the Act), the Prospectus, the applicable Prospectus Supplement, and, if applicable, an Underwriting Agreement, or upon issuance and delivery of certificates for the Preferred Shares pursuant to the conversion of one or more series of the Debt Securities convertible into the Preferred Shares, the Preferred Shares represented by such certificates (or the subject of such written statements) will be duly authorized, validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, this Opinion is subject to the following further assumptions, qualifications, and limitations:

(A)                              As used herein, “Applicable Laws” shall mean those laws, rules and regulations of the State of Ohio, and the federal law of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated herein.

(B)                                This Opinion is limited to the laws of the State of Ohio, and the federal           laws of the United States of America which constitute Applicable Laws, all as presently in effect, to present judicial interpretations thereof, and to the facts as they presently exist.  In rendering this Opinion, we assume no obligation to revise or supplement this Opinion should the present laws of any jurisdiction mentioned above be changed by legislative action, judicial decision, or otherwise or should the facts as they presently exist change.

(C)                                We have not made or undertaken to make any investigation of the state of title to the assets and properties of Trust, and except as expressly set forth herein, we express no opinion with respect to the title to the same or any portion thereof.

(D)                               Any and all opinions rendered by this firm in this Opinion are limited to the matters expressly set forth in hereinabove following the phrase “we are of the opinion that” (the “Opinion Paragraphs”); and no opinion is implied or to be inferred beyond the matters expressly so stated. Without implying any limitation upon the foregoing sentence, the following matters, including their effects and the effects of non-compliance, are not covered by implication or otherwise in this Opinion, unless coverage thereof is specifically addressed herein:

(i)                                     Local municipal or county law

(ii)                                  Zoning, land use, subdivision and other development laws

(iii)                               Law concerning access by the disabled and building codes

(iv)                              Ohio securities laws and the securities laws of the United States with respect to the Securities subject to the Registration Statement

We are members of the bar of the State of Ohio and express no opinion as to any laws other than the laws of the State of Ohio as they exist on the date of this Opinion.  We note that certain documents referenced herein may be governed by the laws of a state other than Ohio; we are licensed to practice in Ohio and do not opine on the laws of any other state.  We bring your attention to the fact that our legal opinions are an expression of professional judgment and are not a guaranty of result.

(E)  The validity and binding nature of obligations of the Trust are subject to (i) the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, or similar laws affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(F)  We assume that the issuance of securities of any class into which any of the Debt Securities may be convertible, the Preferred Shares (and securities of any class into which any of the Preferred Shares may be convertible) or the Common Shares, as the case may be, will not cause any person to violate any of the ownership limit provisions of the Declaration of Trust or By-Laws of the Trust.

(G)  This Opinion is limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressly stated.  We expressly disclaim  any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We hereby consent to the filing of this Opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.  We further consent to the reliance on this Opinion by Katten Muchin Roseman LLP in rendering their opinion to the Trust in connection with the filing of the Registration Statement.

Very truly yours,

EXHIBIT A

SELLING SHAREHOLDERS

Beneficial Ownership and Other Information

The following table sets forth information with respect to the shares of beneficial interest beneficially held by the selling shareholders:

Name	Beneficial Ownership Prior to an Offering**	Shares Being Offered	Shares Beneficially Owned After the Offering(1)**	Percent Owned Before Offering	Percent Owned After Offering

Halcyon Structured Opportunities Fund, L.P.	3,592,594	3,592,594	0		—

Halcyon Fund, L.P.	1,607,406	1,607,406	0		—

HBK Fund L.P.	4,888,889	4,888,889	0		—

King Street Capital, L.P.	5,244,445	5,244,445	0		—

Fairholme Ventures II LLC	2,222,222	2,222,222	0		—

Goldman Sachs & Co.	2,222,222	2,222,222	0		—

Kimco Realty Corporation	1,577,778	1,577,778	0		—

Basso Multi-Strategy Holding Fund Ltd.	555,556	555,556	0		—

Gandview, LLC	508,255	444,444	63,811	1.56%	*

Spectrum Investment Partners, LP	288,889	288,889	0		—

Voshel Investment, LLC	222,222	222,222	0		—

Omicron Master Trust	111,111	111,111	0		—

Riva Ridge Master Fund, LTD.	146,667	146,667	0		—

Mariner LDC	97,778	97,778	0		—

*                             Less than one percent.

(footnotes continued from previous page)

**                      Beneficial ownership calculated as of May 31, 2005 in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and is based on 32,058,913 common shares of beneficial interest outstanding.

(1)                      Assumes that all of the shares covered by this prospectus are sold by the selling shareholders pursuant to this prospectus.  The selling shareholders may choose to dispose of none or only a portion of the shares held by them pursuant to this prospectus.

(2)                      February Private Placement

On February 25, 2005, First Union entered into a Securities Purchase Agreement  providing for the sale of 3,640,000 shares of its newly designated B-1 Cumulative Convertible Redeemable Preference Shares (which we refer to as “Preferred Shares”) to a number of institutional buyers for $91,000,000 in gross proceeds.  The sale of the Preferred Shares was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and was consummated on February 28, 2005 (which we refer to as the “Closing Date”).  On the Closing Date, as required by the Purchase Agreement, First Union entered into an Investor Rights Agreement with the purchasers of the Preferred Shares, which grants such purchasers preemptive rights with respect to future issuances of securities by First Union, a co-investment right enabling them to participate in certain future investments by First Union, tag-along rights, drag-along rights in the event of a sale of substantially all the securities of First Union, and certain other rights.  On the Closing Date, First Union and the purchasers also entered into a Registration Rights Agreement which requires First Union to register the resale of the common shares issuable upon conversion of the Preferred Shares within two years of the Closing Date and permits the purchasers to participate in certain other registered offerings by the Company.

The shares issued to each of the selling shareholders are restricted securities within the meaning of the Securities Act and cannot be offered for sale without an effective registration statement covering such offer and sale or pursuant to an applicable exemption from the registration requirements of the Securities Act. Pursuant to the terms of the various agreements, First Union filed the registration statement (of which this prospectus is a part) and will use its best efforts to keep the registration statement effective until all of the shares issued to the selling shareholders are disposed of by them or until such shares are generally eligible for resale without volume restrictions pursuant to applicable exemptions from registration under the Securities Act.

Relationships with Selling Shareholders

Bruce Berkowitz, a Trustee of First Union, is affiliated with one of the purchasers, Fairholme Ventures II, LLC.  Mr. Berkowitz is the Managing Member of Fairholme Capital Management, LLC, which is the Managing Member of Fairholme Ventures II, LLC, and owns approximately 8% of the interests in Fairholme.  A company owned by Mr. Berkowitz is also entitled to receive a management fee from Fairholme Ventures II, LLC.  Steven Mandis, Vice Chairman of Halcyon Structured Opportunities Fund L.P., is also a Trustee of First Union.

Except as disclosed above, neither First Union nor any of its affiliates has had any material relationship with any of the selling shareholders within the past three years.